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EXHIBIT 23.1

Consent of Independent Auditors

        We consent to the reference to our firm under the caption "Legal Opinions and Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-99475) and related Prospectus of Providian Financial Corporation for the registration of 14,000,000 shares of its common stock and to the incorporation by reference therein of our report dated February 7, 2002, except for Note 4, as to which the date is March 7, 2002, with respect to the consolidated financial statements of Providian Financial Corporation incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2001.

/s/ ERNST & YOUNG LLP

San Francisco, California
February 14, 2003

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Consent of Independent Auditors